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                                                                   Exhibit 10.17


                                [PNC Letterhead]

May 5, 2000


Thomas H. O'Brien
The PNC Financial Services Group, Inc.
One PNC Plaza, 30th Floor
249 Fifth Avenue
Pittsburgh, PA  15222-2707


Dear Tom:

On behalf of The PNC Financial Services Group, Inc. ("PNC"), I want to express our appreciation for your interest and willingness to serve and make yourself available as a consultant following your retirement on April 30, 2000. This letter agreement sets forth the terms and conditions we have agreed upon, subject to approval by the Personnel and Compensation Committee of PNC's Board of Directors.

The services you have agreed to provide include consultation with the Chief Executive Officer from time to time, assistance and support in acquisition and divestiture planning, and establishing and maintaining customer relationships and our corporate presence in the communities served by PNC. Your services may also be requested for other projects from time to time. You will be provided with appropriate office space and secretarial services in One PNC Plaza for your use in performing these consulting services.

PNC will pay you a flat fee of $45,000.00 per month as compensation for your availability and for all services you provide in a given month, regardless of the amount of work actually requested or performed. You will need to submit a monthly invoice to PNC no later than the thirtieth (30th) day of each month. PNC will make payment to you on the first business day of the following month, or as soon thereafter as is practicable. PNC will also reimburse your reasonable expenses incurred in performing consulting services for PNC. Those expenses should be submitted with your monthly invoice for reimbursement.

As further consideration for your availability and for services performed as consultant to PNC, and to further your role as consultant, PNC will provide certain non-cash compensation to you. Such compensation may be considered imputed income to you, and if so, will be added to your monthly fee and reported to you on a monthly basis.


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Thomas H. O'Brien
May 5, 2000
Page 2

Fee income paid or imputed to you will be reported by PNC using IRS Form 1099. As an independent contractor, you agree to be solely responsible to pay all federal, state and local taxes owed on such income, as well as for any related reporting and recordkeeping. In the event any taxes, penalties or interest are assessed against PNC as a consequence of any action taken by any governmental agency with respect to your consulting arrangement, you will be asked to assist PNC in its defense of such complaints or charges.

PNC requires all independent contractors performing services on its behalf to maintain comprehensive general liability insurance of at least $1,000,000 per occurrence and automobile liability coverage of at least $500,000 per occurrence for any claims that may arise out of the services rendered under this Agreement. PNC will assist you in identifying and obtaining appropriate coverage.

Because your services as a consultant are performed as an independent contractor and not as an employee of PNC, you understand and agree that you are not eligible to participate in any of PNC's employee benefit plans or programs, except those relating to health care continuation after termination of employment and to retirees. In the unlikely event your consulting arrangement is reclassified as PNC employment by any governmental agency or court, you agree that you will not seek to participate in any of PNC's employee benefit plans or programs as a result of such reclassification.

You agree that you will not represent or hold yourself out as a PNC employee in the furtherance of your consulting duties, and that you will maintain the confidentiality of all confidential, proprietary and trade secret information to which you will have access as a consultant. Similarly, as a consultant to PNC you will be subject to the standards set forth in PNC's Code of Ethics, including the Insider Trading Policy.

Subject to approval of the terms of this consulting arrangement by the Personnel and Compensation Committee of PNC's Board of Directors at its next regularly scheduled meeting, the term of this consulting arrangement will be one year, beginning May 1, 2000 and ending April 30, 2001. You or PNC may terminate the consulting arrangement at any time by providing at least thirty days written notice of the intent to do so.

The consulting arrangement is made in Pennsylvania and its terms and conditions are governed, interpreted and enforced in accordance with Pennsylvania law.


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Thomas H. O'Brien
May 5, 2000
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Tom, I am delighted that your experience and judgment will continue to be available to PNC in your role as a consultant and I look forward to working with you in the months ahead. Please indicate your acceptance of these terms in the space provided below by signing both originals of this letter, retaining one for your records and returning the other to me.

Sincerely,

/s/ James E. Rohr

James E. Rohr
Chief Executive Officer

Agreed:

/s/ Thomas H. O'Brien                        Dated: 5/8/00
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Thomas H. O'Brien